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                                                                   EXHIBIT 10.12

                        AGREEMENT FOR THE DEVELOPMENT OF
                             THE THROMBOFLEX SYSTEM

         This Agreement for the Development of the Thromboflex System (the "Agreement") is made as of the 8th day of June 2000, (the "Effective Date"), by and between Nova Biomedical Corporation, a Massachusetts corporation with its principal place of business at 200 Prospect Street, Waltham, MA ("Nova") and GMP|Thromboflex, Inc., a Delaware corporation with its usual place of business at One East Broward Boulevard, Suite 1701, Fort Lauderdale, Florida, 33301 (the "Company"). Nova and Company are referred to collectively herein as the "Parties."

                                    RECITALS

         WHEREAS, Nova is engaged in the business of designing, developing and manufacturing instrument products based on customer specifications;

         WHEREAS, Company is engaged in the development of a thrombovisco-elastogram system based on Company's proprietary technology; and

         WHEREAS, Company and Nova desire to enter into a cooperative agreement for the design and development of a Thromboflex System product.

         NOW, THEREFORE, in consideration of the foregoing and the covenants and premises contained in this Agreement, the parties agree as follows:

1.       DEFINITIONS

         1.1 In this Agreement and the recitals hereto, the following terms shall have the following meanings:

"AAA" shall have the meaning ascribed to such term in Section 7.9 of this Agreement.

"BUSINESS DAY" means business days, Monday through Friday, excluding national holidays.

"BREADBOARD SYSTEM" means the system described in Section 4.0 of the Program
Plan.

"COMPANY" shall have the meaning ascribed to such term in the Preamble.

"CONFIDENTIAL INFORMATION" shall have the meaning ascribed to such term in
Section 4.1 of this Agreement.

"DELIVERABLES" means those deliverables described in Section 2.1(b) and (e) of this Agreement.

"DESIGN DATA" means data developed by Nova under this Agreement defining and verifying the core technologies required to automate specified assays.


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"DESIGN HISTORY FILE" means a file created and maintained by Nova that documents the Product development process.

"DEVELOPMENT PHASE" means the second phase of the Program Plan, the plans and specifications of which are a Deliverable of the Research Phase.

"FDA" means the Food and Drug Administration.

"FIELD OF USE" means the industry and market segment targeted by Company for the Product. For purposes of this Agreement, the Field of Use of the Product is limited to a quantitative assessment of the contribution of platelet activity to clotting of human whole blood and soluble clotting factors. All other existing or future applications will be considered outside this Agreement.

"INDEMNIFIED PARTY" shall have the meaning ascribed to such term in Section 5.4 of this Agreement.

"INDEMNIFYING PARTY" shall have the meaning ascribed to such term in Section 5.4 of this Agreement.

"INTELLECTUAL PROPERTY RIGHTS" means trade secrets, copyrights, trademarks and patents, including pending applications therefor and all related rights worldwide.

"KNOW-HOW" means any practices, knowledge, skill or experience not embodied in or otherwise contained in Technical Information.

"MANUFACTURING AGREEMENT" shall mean the production agreement for the Product to be agreed upon by the parties and included as a Deliverable of the Development Phase. The form of such agreement is attached hereto as Exhibit E. The parties agree that the "Term" provision on page three of Exhibit E and the form of Attachment 2 to Exhibit E may not be modified in the final Manufacturing Agreement between the parties.

"NOTICES" shall have the meaning ascribed to such term in Section 7.8 of this Agreement.

"NOVA" shall have the meaning ascribed to such term in the Preamble.

"NOVA STATEMENT OF RATES" means the Nova statement of hourly rates attached hereto at Exhibit B.

"PAYMENT SCHEDULE" means the payment schedule for the payments by Company to Nova for the Research Phase as attached hereto at Exhibit C, as the same shall be modified by the parties for the remaining Phases of the Program Plan.

"PHASE" means each of the three stages of the Program Plan, consisting of the "Research Phase," the "Development Phase" and the "Production Phase."


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"PRODUCT" means a point-of-care diagnostic device inclusive of consumables utilizing Intellectual Property Rights, Technical Information and Know How owned or licensed by Company that can provide in vitro diagnostic test results for quantitative assays by measuring platelet contractile and thrombovisco-elasticity as initially described in the Program Plan and to be specifically defined in the Product Specifications. As used herein, the term "point-of-care" shall mean, in present clinical practice, in vitro diagnostic tests performed on a single sample using compact analyzers (desktop or portable hand held devices) that produce test results on a rapid basis and do not require a laboratory specialist.

"PRODUCT SPECIFICATIONS" means the specifications for the Product to be developed pursuant to Section 2.1(e) of this Agreement. The Product Specifications may be amended from time to time by written agreement of the Parties.

"PRODUCTION PHASE" means the third phase of the Program Plan, the plans and specifications of which are a Deliverable of the Development Phase.

"PROGRAM PLAN" means the complete research, development and production plan for the Thromboflex System as initially described in Exhibit A.

"RESEARCH PHASE" means the first stage of the Program Plan, the Deliverables of which are set forth in Section 4.1 of Exhibit A.

"TECHNICAL INFORMATION" means all technology, inventions, discoveries, information, performance, costs, sales and other data, databases, Design Data, schematics, designs, files (including Design History Files), formulas, specifications, processes, methods, test data results, reports, know-how, compositions and materials (whether or not patented or patentable) related to the design, development, manufacture or operation of the Product.

"THROMBOFLEX SYSTEM" shall have the meaning ascribed in the Program Plan.


2.       PRODUCT DEVELOPMENT

         2.1      NOVA OBLIGATIONS. Nova agrees:

                  (A) To use its reasonable best efforts to cause the completion of each Phase of the Program Plan within the estimated budgets and time schedules described therein;

                  (B) To deliver Deliverables that conform to the specifications and functions set forth in the specifications relating thereto, if applicable, for each Phase within the timeframe and budget established for the applicable Phase;

                  (C) To conform with and maintain the records necessary to comply with the applicable regulatory requirements for approval of the Product by the FDA, including but not limited to, maintaining a Design History File sufficient to meet the requirements of FDA and ISO 9001 regulations and requirements,


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                           and support Company in obtaining required regulatory
                           approvals as requested by Company;

                  (D) To provide Company with monthly progress reports regarding the progress of the relevant Phases; and

                  (E) To perform the various tests and prepare and produce the Deliverables for the Research Phase described in Exhibit A attached hereto, within the estimated budget and timeframe set forth in that Exhibit, which Deliverables shall include the proposed Product Specifications.

         2.2      COMPANY OBLIGATIONS. Company agrees:

                  (A) To consult with and provide assistance to Nova during the various Phases;

                  (B) To provide Nova with access to physicians who would be potential users of the Product; and

                  (C) To review the Deliverables and the results of any acceptance tests provided at the conclusion of each Phase and determine whether the Deliverables in each Phase are acceptable and how and whether to proceed with the next Phase.

         2.3      JOINT OBLIGATIONS. The Parties agree:


                  (A) To jointly conduct brainstorming sessions to develop a broad base of methods and subsystems in order to select and refine the Product Specifications; and

                  (B) To review during the Research Phase the laboratory test results and other information developed during that Phase with the goal of establishing the Product Specifications and the Deliverables, milestones, and related dates and associated budgets for the Development Phase.

         2.4      DEVELOPMENT TIMING, FEES AND EXPENSES.

                  (A) Time and Materials Basis. Nova will perform its obligations set forth in the Program Plan, on a time and materials basis for the estimated amounts and within the estimated timeframes for each Phase as agreed to by the Parties. The payment schedule for the payments by Company to Nova for the Research Phase is set forth in Exhibit C attached hereto. The payment schedule for the remaining Phases shall be agreed to by the Parties prior to the initiation of each Phase. To the extent that prepayments exceed the time and material spent by Nova, such excess funds shall be applied to the next scheduled payment, or, if requested by Company, returned to Company.

                  Nova shall use its reasonable best efforts to complete the specified services and the Deliverables for no more than such amounts and within the timeframes estimated for the applicable Phase or portion thereof. Should Nova determine at any time that it might be necessary to exceed such estimated amounts or estimated time to perform, or should the actual


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time and materials or timeframes for any Phase or portion thereof exceed the estimates agreed to by the Parties hereto, Nova shall immediately notify Company in writing. In such written notice Nova shall set forth Nova's best estimate of the increase in cost and/or time to complete the pertinent Phase or portion thereof and any other financial or time impacts on the overall Phase. Following receipt of such notice, Company shall either instruct Nova to halt work under this Agreement, to continue on a time and material basis, or to suspend work pending further negotiation. If the Parties fail to agree in writing on the new estimated costs or time to complete the pertinent services and/or the Deliverables, Company may terminate this Agreement in accordance with Section 6 of this Agreement. Nova shall be under no obligation to continue to perform the work on any Phase unless Company is paying Nova undisputed amounts on a timely basis. Company will notify Nova of any disputed amounts within 30 Business Days and Nova and Company agree to negotiate in good faith to resolve any differences.

                  (B) No Other Compensation. The hourly rates prescribed in the Nova Statement of Rates attached hereto as Exhibit B shall include compensation for any costs or burden incurred by Nova, including (without limitation) occupancy, utilities, payroll, management and overhead. Materials, supplies, travel costs, and other out-of-pocket expenses will be billed separately and charges for these items will not exceed Company's authorized amounts. No royalty, profit-sharing, or other compensation whatsoever is to be provided to Nova for the services or Deliverables in any Phase.

                  (C) Changes to the Nova Statement of Rates; Calculation of Fees and Expenses. Nova may increase the hourly rates on the Nova Statement of Rates during the project upon thirty (30) days' written notice to Company; provided, however, that such increase shall not exceed five percent (5%), and shall not occur within twelve (12) months of the Effective Date of this Agreement, and no more frequently than once annually thereafter.

         2.5      PAYMENT; MANNER OF PAYMENT.

                  (A) Invoices. Nova shall submit invoices to Company in accordance with the Payment Schedule. Each invoice shall separately set forth a summary of reimbursable travel expenses, if any, and will include a summary of all time and material charges incurred since the Effective Date for the first invoice and since the last invoice for all other invoices. Accompanying such invoice will be a summary of the fees and expenses associated with each Phase or portion thereof that has a separate estimate of cost. Supporting documentation (e.g., time sheets, invoices, receipts for air travel, hotels, and rental cars) if called for by Company shall be provided to Company. Terms for all invoices will be net thirty (30) days from invoice date. Nova reserves the right to halt the development work in the event Company has not paid an overdue invoice; provided, however that Nova shall not be entitled to halt work if Company's failure to pay an overdue invoice is due to a good faith dispute between the parties concerning the content or calculation of any invoice. Nova shall provide Company with at least fifteen (15) Business Days written notice of its intention to halt work under this Section 2.5. Company shall have the right to credit any excess amounts paid by it on previous invoices.

                  (B) Subcontractor Payments. Nova shall be responsible for paying all invoices for fees and costs for which it subcontracts.


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         2.6      NOVA EMPLOYEES AND SUBCONTRACTORS. Nova shall have each
employee and subcontractor involved in the development of any Product sign a Non-Disclosure and Assignment of Inventions Agreement substantially in the form attached hereto as Exhibit D.

         2.7 REPRESENTATIONS AND WARRANTIES BY NOVA. Nova makes the following representations and warranties for the benefit of Company, as a present and ongoing affirmation of facts in existence at all times when this Agreement is in effect:

                  (A) No Conflict. Nova represents and warrants that it is under no obligation or restriction, nor will it assume any such obligation or restriction that does or would in any way interfere or conflict with, or that does or would present a conflict of interest concerning, the work to be performed by Nova under this Agreement.

                  (B) Ownership Rights. Nova represents and warrants that except to the extent Intellectual Property Rights, Technical Information, and Know How are already owned by Nova prior to commence of work on the Product and Deliverables (for which Company is granted a license under Section 3.2 below), Company is and will be the sole owner of all Intellectual Property Rights, Product and Know-How and Technical Information contained in or arising out of or in connection with the Product and Deliverables. Nova represents and warrants that it has and will have full and sufficient right to assign or grant the rights and/or licenses granted in the Product and Deliverables pursuant to this Agreement; and (iii) information pertaining to Product or Deliverables will not be published by, through or under Nova under circumstances that would result in a loss of any Company Intellectual Property Rights therein.

                  (C) Conformity, Performance, and Compliance. Nova represents and warrants (i) that all Deliverables shall be prepared in a workmanlike manner and with professional diligence and skill; (ii) that all Deliverables will conform and perform to the specifications and functions set forth in the Product Specifications or other requirements relating thereto; and (iii) that Nova will perform the development work in compliance with applicable laws and regulations for such Product.

                  (D) Cost Basis of Invoices. Nova represents and warrants as of the date of this Agreement and as of the date of each invoice submitted to Company that the amounts being invoiced will be applied only to the actual time spent by Nova employees and the resulting charges will be based upon the hourly rates set forth in Exhibit B and material costs incurred (plus 10% handling charges) under the Project, prepared in accordance with generally accepted accounting practices consistently applied throughout Nova, and any excess amounts shall be returned to Company as provided in Section 2 above. Nova further represents and warrants that the rates charged to Company under this Agreement will be not more than the lowest then current rate received from other customers of Nova.


3.       INTELLECTUAL PROPERTY

         3.1 LICENSE TO COMPANY TECHNOLOGY. Company hereby grants to Nova a non-exclusive, royalty-free right and license to use the Technical Information, Know How and Intellectual Property Rights of Company solely to perform the work and provide the Deliverables


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described in Section 2.1 above, and (b) make the Product for sale or use by
Company. The foregoing rights include the right and license to grant sublicenses to subcontractors to perform work and provide the Deliverables; provided, however, that Nova must obtain Company's prior written consent before engaging any subcontractor. The licenses granted under this Section 3.1 shall terminate on the completion or termination of the development effort by Nova as described in Section 2.1 of this Agreement.

         3.2 LICENSE TO NOVA TECHNOLOGY. Nova hereby grants to Company an irrevocable, perpetual, non-exclusive, worldwide, royalty-free, assignable, transferable right and license, with the rights to sublicense, to use any Nova owned Technical Information, Know How and Intellectual Property Rights in connection with (a) making, using, importing or selling the Product or otherwise utilizing the Deliverables, (b) executing, reproducing, displaying, performing, distributing, and preparing derivative works based upon the Product or any Deliverables, and (c) authorizing or sublicensing others from time to time to do any or all of the foregoing.

         3.3      OWNERSHIP OF PRODUCT AND INTELLECTUAL PROPERTY RIGHTS.

                  (A) Ownership of Product and Deliverables. Nova acknowledges and agrees that Company shall own all rights to the Product and the Deliverables, including all Intellectual Property Rights, Technical Information and Know How incorporated in or arising out of or in connection with the development of the Product and Deliverables and the manufacture, importation, sale or use of the same. Nova agrees to execute any and all documents evidencing Company's ownership of such property and interests.

                  (B) Patents and Copyrights. When patentable subject matter conceived or first reduced to practice by Nova or Nova's agent(s) during the term of the performance of work by Nova under this Agreement which relate to the Product or any Deliverables or the manufacture or use of the same forms the basis of one or more claims of a patent application filed by Company, Nova will immediately notify Company of such fact and the names of the individual employee(s) and/or agent(s) of Nova who created such patentable subject matter shall be included in any patent application as an "inventor." Nova will, at Company's expense, assist Company in obtaining patents on any such inventions. Nova agrees to obtain the assignment of any such inventions from Nova's employees or agents and to assign such inventions to Company. In the event that copyrightable subject matter is created by Nova or Nova's agent(s) which can or does form the basis of one or more copyright registrations filed by Company, such copyrightable subject matter shall be considered a "work made for hire" and Company shall be named as the "author" of such works. Nova will, at Company's expense, assist Company in obtaining copyright registrations, and, if necessary, shall assign or obtain the assignment of any such copyrightable works to Company.


4.       CONFIDENTIALITY.

         4.1 GENERAL OBLIGATIONS. Company and Nova agree that, except as otherwise specifically set forth in this Section 4, or, in the case of Nova, created by Nova in the performance of this Agreement, all information disclosed by either party to the other in


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connection with this Agreement, including all information concerning Product
Specifications, Technical Information, Intellectual Property Rights, the Program Plan, the manufacture of any Deliverables, or any component thereof, business information, processing plans, facility plans, marketing plans, financial information, personnel information, forecasts, customer lists, and any documents that contain or report on such information (collectively, the "CONFIDENTIAL INFORMATION") are confidential to the party disclosing or owning such information, and the other party agrees to take all steps reasonably necessary to protect the secrecy and confidentiality of such information and the other party's proprietary interest thereof, including the following:

                  (A) Each party shall use Confidential Information belonging to the other party only for purposes contemplated by this Agreement and in the manner specified by this Agreement, and, except as permitted herein, shall not make any copies of, reproduce, attempt to copy, disclose, sell, assign, sublicense, or transfer, in whole or in part, any such Confidential Information.

                  (B) Except as permitted herein or otherwise permitted by the other party in writing, either party may disclose Confidential Information only to those of its employees and agents required to have knowledge of the same to perform duties authorized by this Agreement.

                  (C) Each party shall promptly report to the other any conduct relating to the other's Confidential Information inconsistent with the provisions of this Section 4, and take such action as may be reasonably necessary and legally permissible to terminate such conduct.

                  (D) Immediately upon termination of this Agreement for any reason, each party shall return to the other party, or, if so requested by the other party, destroy, all Confidential Information belonging to the other party which is in that party's possession or control.

                  (E) Technical Information and Intellectual Property Rights developed by or through Nova in the performance of its obligations under this Agreement, shall be governed by Section 3.3 above and shall be considered Confidential Information of Company.

         4.2      EXCEPTIONS.

                  (A) GENERAL EXCEPTIONS. Except as permitted herein, Company's and Nova's obligations of confidentiality shall not apply to Confidential Information to the extent that such information (i) is rightfully possessed by the other party prior to its receipt hereunder except for Company's Confidential Information developed by or through Nova under this Agreement; (ii) is or later becomes publicly available through no fault of the other party; (iii) is or becomes available to the other party from third parties who in making such disclosure breach no confidentiality relationship; (iv) is disclosed by the other party on an unrestricted basis to other persons not privy to this Agreement; (v) is independently developed by the other party without reference to such information; or (vi) is required by governmental or court order, or by law or regulation, to be disclosed, provided each party provides advance notice to the other party prior to such disclosure. The claiming party shall have the burden of proof with respect to any claimed exception set forth in this Section 4.


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         4.3      NOTICES. Each party agrees to reproduce and include the
other's proprietary rights, notices or reasonable equivalents on any item that contains Confidential Information. In addition, each party agrees to comply with the other's marking requirements regarding any patented item.

         4.4 PUBLICITY. Nova shall not disclose the existence, terms, or conditions of this Agreement to any person or make any public statement respecting this Agreement without the prior written consent of Company, except that Nova may make such disclosures as are required by applicable law.

         4.5 ENFORCEMENT. Each party acknowledges that use of Confidential Information in a manner contrary to the provisions of this Agreement would cause the other party irreparable harm for which money damages alone could not make the injured party whole and, without limiting any other available remedies, hereby consents to the full extent that it is able to do so to any injunctive relief entered by any court of competent jurisdiction prohibiting it from such violation of this Agreement. Each party shall allow the other reasonable access to documentation to demonstrate compliance with this Agreement.

         4.6 DURATION. Subject to extension by written agreement of the parties, the obligations set forth in this Section 4 shall remain in force during the term of, and for five (5) years after termination of, this Agreement.

5.       INDEMNIFFICATION.

         5.1 INTELLECTUAL PROPERTY INDEMNIFICATION. The parties shall indemnify each other as follows:

                  (A) Agreement to Avoid Infringing. In performing services under this Agreement, Nova and its agent(s) shall not knowingly design or develop any items that infringe Intellectual Property Rights of any third party. If Nova becomes aware of any such possible infringement in the course of performing the development work described in Section 2.1 of this Agreement, Nova shall immediately so notify Company in writing. However, Nova assumes no responsibility for ensuring that the Product or the Deliverables do not infringe Intellectual Property Rights of any third party. Upon acceptance of a Deliverable, Company shall assume all responsibility for liability related to the Deliverable and all resulting products including, but not limited to, liability relating to infringement of patents or other Intellectual Property Rights of any third party, provided that Nova shall remain responsible for Product performance related warranties.

                  (B) Company Representation. Company represents and warrants that, to the best of its knowledge, the use of Company Know-How, or Technical Information and Intellectual Property Rights to design and develop the Deliverables, the Product Specifications and the Product do not infringe any Intellectual Property Rights of any third party.

                  (C) Nova Representation. Nova represents and warrants that, to the best of its knowledge, the use of Nova and Company Know-How, Technical Information and Intellectual Property Rights to manufacture the Product will not infringe any Intellectual Property Rights of any third party.


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                  (D) Intellectual Property Indemnification. Company will defend at its own expense any action against Nova or its agent(s) that is based on a claim that the design, development, sale or other commercialization of the Product infringes on the Intellectual Property Rights of a third party, and pay those damages or costs finally awarded against Nova or its agent(s) in such action, provided that Nova notifies Company promptly in writing of any such action and gives Company sole control of the defense and any negotiations for settlement or compromise of such action. Nova agrees to provide reasonable best assistance to Company in connection with any such action.

         5.2 GENERAL INDEMNIFICATION BY NOVA. Nova agrees to and hereby does indemnify and hold harmless Company and Company's officers, directors, employees, and agents from and against any and all losses, costs, liabilities or expenses (including costs and reasonable fees of attorneys and other professionals) arising out of or in connection with Nova's performance under or breach of this Agreement to the extent that such claims arise out of or result from any act or omission of Nova.

         5.3 GENERAL INDEMNIFICATION BY COMPANY. Following acceptance of the Deliverables, and except as set forth in Section 5.2, Company agrees to, and hereby does, indemnify and hold harmless Nova and Nova's officers, directors, employees, and agents from and against any and all losses, costs, liabilities or expenses (including costs and reasonable fees of attorneys and other professionals) arising out of or in connection with Company's breach of this Agreement to the extent that such claims arise out of or result from (a) claims by third parties; or (b) claims against Nova for personal injury or property damage which arise out of (i) the sale or other distribution of Product by Company, (ii) any representation made or warranty given by Company with respect to any Product, (iii) the sale or use of any product which is not supplied by Nova and which is sold or combined with a Product by Company, (iv) repairs or services rendered by Company, or (v) the negligent act or omission of Company.

         5.4 INDEMNIFICATION PROCEDURE. The party seeking indemnification (the "INDEMNIFIED PARTY") shall (a) give the other party (the "INDEMNIFYING PARTY") thirty (30) days written notice of such claim, (b) cooperate with the Indemnifying Party, at the Indemnifying Party's expense, in the defense of such claim, and (c) give the Indemnifying Party the right to control the defense and settlement of any such claim, except that the Indemnifying Party shall not enter into any settlement that affects the Indemnified Party's rights or interest without the Indemnified Party's prior written approval. The Indemnified Party shall have no authority to settle any claim on behalf of the Indemnifying Party.

6.       TERM AND TERMINATION

         6.1 TERM. This Agreement shall remain in force and effect from the Effective Date until the Product is released for production pursuant to the Manufacturing Agreement or the written termination of this Agreement as set forth in this Section 6, which ever comes first.

         6.2 TERMINATION BY COMPANY. Company may terminate this Agreement in the event that (i) Nova fails to perform any of its material obligations under this Agreement and such failure is not remedied within thirty (30) days after receipt of written notice from Company; (ii)


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Nova fails to complete its obligations or provide the services and Deliverables in each Phase or portion thereof within the timeframes and/or estimated budgets agreed to by the Parties; (iii) the Parties are unable to reach agreement as to how to proceed at the end of the Research Phase or Development Phase or any gating event within any Phase; or (iv) Company decides to cease all design and development work on a Product that incorporates Company Technology licensed from Dr. Venegas.

                           (a) Inventory and Final Accounting

                           In the event of termination under this Subsection:

                           (i) All inventory purchased for Company by Nova will
                  be paid for by Company, and such inventory shall be transferred to Company upon such payment; and

                           (ii) The final accounting will compensate Nova for
                  all reasonable, undisputed expenses in accordance with Section 6.4, incurred in connection with the performance through the Phase or gating milestone within a Phase upon which termination is based, or if termination is due to a material breach by Nova, through the date notice of termination is received by Nova; and

                           (iii) All Product, Deliverables or portions thereof,
                  Company Know-How, Company Technology, Company Intellectual Property Rights and Confidential Information belonging to Company shall be delivered to Company.

         6.3 TERMINATION BY NOVA. Nova may terminate this Agreement if Company fails to perform any of its material obligations under this Agreement and such failure is not remedied within thirty (30) days after receipt of written notice from Nova.

         6.4      EFFECT OF TERMINATION. Upon any termination pursuant to
Section 6.2 or Section 6.3, Nova shall be responsible for terminating the work of any subcontractors which Nova engages. In addition, Nova shall be responsible for any costs incurred by any subcontractors after the effective date of termination by Company except for any additional costs due to activities requested by Company. In the event of termination, Nova shall submit an invoice to Company covering all unpaid fees and costs through the effective date of termination as well as any additional costs due to activities requested in writing by Company. Company agrees to pay the undisputed amount of any such invoice within thirty (30) Business Days of receipt of such invoices. Termination of this Agreement shall not affect the parties' obligations or rights pursuant to Sections 2.6, 3, 4, 5 and 7; which Sections shall survive such termination.

7.       MISCELLANEOUS

         7.1 RELATIONSHIP OF PARTIES. The Parties are not partners, employees, agents or legal representatives of the other party for any purpose. Neither party shall have the authority to enter into any contracts in the name of or on behalf of the other party.


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         7.2      FURTHER ASSURANCES. Each party shall, at the request and
expense of the other party, do such acts or things as the other party may reasonably require for the purpose of obtaining, registering, maintaining, enforcing and preserving any of the Intellectual Property Rights of the other party related to the Product, Deliverables or such party's Technology, as applicable; provided, however, that each party has the exclusive right to enjoin any infringement by a third party of any Intellectual Property Rights of the party related to such party's Technology. In the event that any unlawful copying of the Product, infringement of a party's rights in the Product, or infringement, application or registration by a third party of the rights of either party comes to the attention of either party, such party shall immediately inform the other in writing, stating the full facts of the infringement, application or registration known to it, including the identity of the suspected infringer, applicant or registrant, the place of the asserted infringement, application or registration and evidence thereof. Each of the parties agrees to cooperate fully with the other party at the expense of such other party if such other party sues to enjoin such infringements or to oppose or invalidate any such application or registration.

         7.3 NONASSIGNABILITY; BINDING ON SUCCESSORS. Either party may assign or otherwise transfer this Agreement only in connection with a sale of all or a significant portion of its assets, or of its business, whether via merger or otherwise. Except as permitted in the preceding sentence, neither party shall assign any of its rights or obligations under this Agreement without the express written consent of the other party. Any attempted assignment under this Agreement without such consent shall be void. In the case of any permitted assignment or transfer of or under this Agreement, this Agreement or the relevant provisions shall be binding upon the executors, heirs, representatives, administrators and assigns of the parties hereto.

         7.4 SEVERABILITY. In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.

         7.5 FORCE MAJEURE. Neither party shall be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed because rendered impracticable or impossible due to circumstances beyond its reasonable control, including without limitation earthquakes, governmental regulation, fire, flood, labor difficulties, civil disorder, and acts of God, provided that the party experiencing the delay promptly notifies the other party of the delay.

         7.6 WAIVER. Any waiver (express or implied) by either party of any breach of this Agreement shall be in writing and shall not constitute a waiver of any other or subsequent breach.

         7.7 ENTIRE AGREEMENT; AMENDMENT. This Agreement and any Exhibits attached hereto constitute the entire, final, complete and exclusive agreement between the parties and supersede all previous agreements or representations, written or oral, with respect to the subject matter of this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each party.

         7.8 NOTICES. All notices, communications, requests, demands, consents and the like ("NOTICES") required or permitted under this Agreement will be in writing and will be deemed given and received (i) when delivered personally, (ii) when sent by confirmed telecopy, (iii) ten (10) days after having been duly mailed by first class, registered or certified mail, postage prepaid, or (iv) three (3) business days after deposit with a commercial overnight carrier, with written verification of receipt. All Notices will be addressed as follows:

              If to Company:

              GMP|Thromboflex, Inc.
              One East Broward Boulevard, Suite 1700
              Fort Lauderdale, Florida  33301
              Attention:   Michael Salem, Vice President
              Telephone: 954-745-3510
              Facsimile:   954-745-3511

              If to Nova:

              Nova Biomedical Corporation
              200 Prospect Street
              Waltham, MA 02254
              Attention: Jeffrey A. DuBois, Ph.D., Vice President -
                         Business Development
              Telephone: (781) 647-3700
              Facsimile: (781) 891-9072

or to such other address as the person to whom Notice is to be given may have furnished to the other in writing in accordance herewith, except that Notices of change of address will be effective only upon receipt. A Notice given by any means other than as specified herein will be deemed duly given when actually received by the addressee.

         7.9 CHOICE OF LAW, ARBITRATION. This Agreement is made in accordance with and shall be governed and construed under the laws of the state of Delaware, and in no event shall this Agreement be governed by the United Nations Convention on Contracts for the International Sale of Goods. Except as otherwise provided in this Agreement, any dispute, controversy or claim arising out of or relating to this Agreement shall be finally decided by binding arbitration conducted in English and in accordance with the then-current rules of the American Arbitration Association ("AAA"). There shall be one arbitrator selected in accordance with AAA rules. Any award issued by the arbitrator shall be final and non-appealable for both parties. The parties shall bear the costs of such arbitration equally, and the prevailing party (as determined by the arbitrator) in any such arbitration or any judicial enforcement or review proceeding shall be entitled to its reasonable attorneys' fees and costs in addition to any award ordered by the arbitrator.

         7.10 RIGHTS AND REMEDIES CUMULATIVE. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any other rights and remedies provided by law or otherwise.

         7.11 CAPTIONS AND SECTION REFERENCES. Captions and section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section or in any way affect such section.

         7.12 AUTHORITY TO ENTER INTO AND EXECUTE AGREEMENT; PRIOR GRANTS. Each party represents and warrants to the other that it has the right, full power and lawful authority to enter into this Agreement for the purposes herein (including the granting of licenses and transfer of ownership of intellectual property under this Agreement) and to carry out its obligations hereunder. Each party further warrants to the other that it has no other outstanding agreements or obligations inconsistent with the terms and provisions hereof and that it has not made any prior grants of rights in or to the Product, Company Technology or the Nova Technology to any third party which are inconsistent or would interfere in the performance of this Agreement.

         7.13 PUBLICITY. All notices to third parties and all other publicity concerning this Agreement shall be jointly planned and coordinated between the parties. Neither party shall act unilaterally in this regard without the prior written approval of the other party, which approval shall not be unreasonably withheld, and which shall be deemed to be given when disclosure is specifically required by law. All related communications within each party's organization shall be of a confidential nature.

         7.14 NON-SOLICITATION. The parties to this Agreement agree not to solicit or hire each other's personnel without the advanced written consent of the other party. This term shall survive the termination of this Agreement for a period of one year.

         7.15 COUNTERPARTS. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives as of the Effective Date.


                                GMP|THROMBOFLEX, INC.



                                By:
                                   ------------------------------------
                                   Name: Bart Chernow, M.D.
                                   Title: President


                                NOVA BIOMEDICAL CORPORATION



                                By:
                                   ------------------------------------
                                   Name: John J. Wallace
                                   Title: Chief Operating Officer




Exhibit A - Program Plan
Exhibit B - Nova Statement of Rates
Exhibit C - Payment Schedule
Exhibit D - Form of Non-Disclosure and Assignment of Inventions Agreement for
            Nova Employees/Subcontractors
Exhibit E - Example of Nova Manufacturing Agreement

                            EXHIBIT A - PROGRAM PLAN





                                 GMP Thromboflex

                                 Project Gabriel

                                  Program Plan

                                     6/8/00

                                TABLE OF CONTENTS

1.0  INTRODUCTION.................................................................................................3
1.1       EVOLUTION...............................................................................................3
2.0  BACKGROUND...................................................................................................3
2.1       TVE TECHNOLOGY DESCRIPTION..............................................................................3
3.0  PRODUCT FEATURES.............................................................................................4
4.0  OUTLINE PROGRAM PLAN.........................................................................................5
4.1       RESEARCH PHASE..........................................................................................5
4.2     DEVELOPMENT PHASE.........................................................................................7
4.3     PRODUCTION PHASE..........................................................................................7
5.0 COST AND TIME ESTIMATE........................................................................................8
5.1       COMPLETE DEVELOPMENT PROGRAM............................................................................9
6.0     FLOWCHART OF THROMBOFLEX DEVELOPMENT PROCESS.............................................................10

1.0      INTRODUCTION

Dr. Jose Venegas, of Massachusetts General Hospital, has developed a method which provides a quantitative assessment of the contribution of platelet activity to clotting of human, whole blood. This unique, patented, in vitro method dynamically measures the changes in elastic and viscous properties of whole blood as the clotting process proceeds. The resulting thrombovisco-elastogram, TVE, allows for a measure of platelet function, independent of soluble plasma clotting factors. This document proposes to develop the TVE method as part of an automated system for near patient use, within a hospital environment (the Thromboflex System).

1.1      EVOLUTION

This document, dated this 8th day of June, 2000 (the "Effective Date") is the latest in a series of documents written as the product concept has evolved. Many changes from the preceding document (TVE System, Product Development Plan, 9/13/99, ref TVE/program 5.doc) are included within. The inclusion of a Bread Board System as part of the Research Phase is the most significant change and reflects two significant modifications to the Product concept:

         a. The inclusion of the measurement of platelet contractile pressure in base technology.

         b. The evolution of the Product from a tabletop unit to a portable unit employing a single-use disposable.

Because of the uncertainties associated with these changes, details within the Product Development Stage of this document have not been included.


2.0      BACKGROUND

At present, a number of tests are commonly used to determine the hemostasis of a patient: PT, APTT, ACT, Platelet Count, Fibrinogen and Hematocrit. Unfortunately, proper values of these parameters do not ensure that a patient will not bleed excessively during and after surgery. While platelet dysfunction is known to be a cause of micro-vascular bleeding, a practical and reliable method of assessment of platelet function in the clotting process is not available. The visco-elasticity (TVE) and platelet contractile pressure or force per unit area (PCP) in a clot are functions of both the platelet activity and the contribution of soluble plasma clotting factors. Assessment of these two characteristics are the basis of this Product development.

2.1      TVE TECHNOLOGY DESCRIPTION

The Thromboflex System adds platelet function to the list of measurable factors affecting the hemostasis of a patient. The system is used to determine the present hemostasis of a patient.

         -        The operator prepares a single whole blood sample.

         -        A single disposable is placed within the unit.

         -        The operator injects the sample into the disposable.

         - The instrument measures the visco-elasticity and the platelet contractile pressure as the blood clots.

         - The instrument presents two measured results: Platelet Activity and/or APTT.

         - A calculated value of soluble plasma factors (fibrinogen content) and of Platelet Function if the operator enters a Platelet Count.

3.0      PRODUCT FEATURES

         -        A fully automated, portable system.

         -        A "point of care" or near patient device.

         - Operated by laboratory personnel, perfusionists, or anesthesiologists.

         - Uses 1 ml of whole blood drawn with or without citrate in a syringe.

         - May be integrated into a hospital's LIS (laboratory information system).

         -        For Platelet Function, the system measures:

                  -       'E*max, the maximum rate of change in elasticity
                           corrected for Hct.

                  - T (`E*max), the time at which the maximum rate of change in elasticity occurs.

                  - P(pc) the pressure that is a result of the contracting clot.

                  -        Estimates Hct to allow for the `E*max correction.

                  -        For APTT, the system measures:

                  - T (E(0)), the time when clotting begins as determined from the elasticity vs. time plot.

         - Employs a unique, disposable sample chamber patentable by GMP|Thromboflex, Inc.

         -        Analysis time = one minute.

         -        Throughput = twelve (12) tests per hour.

         -        Analysis temperature = 37 (degree) C.

PRODUCT DESIGN CONCEPT DRAWING

                                    [PHOTO]

4.0      OUTLINE PROGRAM PLAN

The following outlines the complete program plan including both research and development efforts:

RESEARCH PHASE (BREADBOARDS)

         -        MARKET RESEARCH STUDY

         -        PRE-BREADBOARD RESEARCH RESULTS

         -        DESIGN REVIEW SESSIONS

         -        SYSTEM ARCHITECTURE DESIGN DESCRIPTION

         -        RESEARCH BREAD BOARD 1 RESULTS AND INITIAL SPECIFICATIONS

         -        (3) ADVANCED BREAD BOARDS RESULTS

         -        PROOF OF CONCEPT / SPECIFICATIONS FOR DEVELOPMENT PHASE

                  DEVELOPMENT PHASE (PROTOTYPES)

         -        PREPARE A GMP THROMBOFLEX BUSINESS PLAN

         -        ENGINEERING MODEL

         -        PROTOTYPE(2)

         -        FINALIZE MANUFACTURING AGREEMENT WITH NOVA BIOMEDICAL

                  PRODUCTION PHASE (PILOT UNITS & PRODUCTION UNITS)

         -        PILOT PRODUCTION

         -        INITIATE MANUFACTURING PER GMP THROMBOFLEX BUSINESS PLAN

(1) BREADBOARD IS DEFINED AS A MODEL THAT WORKS LIKE THE FINAL PRODUCT
(2) PROTOTYPE IS DEFINED AS MODEL THAT LOOKS AND WORKS LIKE THE FINAL PRODUCT

4.1      RESEARCH PHASE

The following are the Research Phase Deliverables by Nova Biomedical Corporation
4.1.1 Market Research Study which

         - Defines the market potential for single use device (SUD) and a multiple use device (MUD).

         - Defines the competition - all players (start-ups and established diagnostic companies).

         - Characterizes all competitive products inclusive of features, benefits and pricing.

         -        Opinions from industry leaders as to device requirements:
                  "what is needed to improve diagnosis of bleeding and/or hyper-coagulability.

         - Defines a Product Specification for an SUD and MUD as well as the associated market pricing.

4.1.2 Pre-Breadboard research resulting in laboratory test results which demonstrate the ability of an SUD to permit the development of TVE and PCP as measurable tests to assure a patient's hemostasis.

4.1.3 Conduct Design Review Session at which GMP|Thromboflex, Inc. shall select the SUD or MUD approach and the required functionality and desired performance requirements for the selected device type.

4.1.4 System Architecture Design Description following decisions by GMP|Thromboflex, Inc. as to the selection of either the SUD or MUD.

4.1.5 Report containing the laboratory test results from the Research Bread Board and the initial performance specifications.

         The initial phase will establish methods to produce the required measures of the clotting process. During this phase:

         -        The measurement methods will be demonstrated.

         -        Reference methods will be established.

         -        The initial performance specifications will be established.

4.1.6 Report containing the laboratory test results of the three (3) Advanced Bread Boards

         Following the design resulting from the initial bread board effort, three (3) semi-automated systems will be constructed in a rapid manner. These systems will provide stable and reproducible results. This stage will include:

         -        The construction of three (3) identical systems.

         - The initial design and construction of a disposable sample chamber which will include:

                  -        Manual sample entry.

                  -        Automated reagent addition and mixing.

4.1.7 Proof of Concept/Specifications for the Development Phase

         This stage of the first Phase is a research effort to establish the basic performance characteristics of the Product. The three (3) Advanced Bread Board units will be utilized to:

         - Establish the performance of the Platelet Function measurement on patients undergoing specific therapies including angioplasty and by-pass surgery.

         - Evaluate the effect of fractionated heparin and unfractionated heparin products on the measurement of Platelet Function.

         -        Determine a scale and calibration method for Platelet
                  Function.

         -        Establish the measurement of APTT.

         The results of this Research Phase will be used to establish the Product Specifications for the Development Phase.

4.2      DEVELOPMENT PHASE

       The following are the anticipated components of this phase and may change as the Research Phase progresses, particularly if an SUD is selected.

4.2.1  Engineering Model

                  This is the initial stage of the Product Development Phase. A limited number (3-5) of fully automated systems will be constructed. These systems will allow for:

                  - The continued research effort to demonstrate proof of technology for all the assays.

                  - The research and development of the reagents and disposables required for the production systems.

                  - Estimates of the production cost of the final Product and its disposables.

                  -        Features of the Engineering Model Phase are:

                           - A number of identical, "works like", fully-automated systems.

                           - Pilot production level, disposable sample chambers to support the automated systems.

                           - The initial documents required within the Design History File, including a Marketing Requirements document and a Program Plan document.

4.2.2    Prototype

                  This is the initial step toward the manufacture of the final product.

                  - A first design of the final product will be completed.

                  -        The final design of the disposable will be completed.

                  - Identical, "works like" and "looks like" systems will be constructed to be used for clinical trials and on-site evaluations.

                  - Instrument components will be made as the final product but without the cost savings associated with production methods and tooling.

                  - Limited production tooling for the disposables will be developed along with the necessary factor-specific reagents.

4.2.3   Pilot Production

                  The final phase of the development process results in the following:

                  - A complete production design and necessary documentation.

                  - Identical, "works like," "looks like," and "built like" systems will be constructed.

                  - Instrument components will be made on limited production tooling but in the same manner as the final components.

                  - The disposables will be manufactured in reduced quantities on final production tooling.

4.3      PRODUCTION PHASE

         The components, if any, of this phase will be agreed upon at the end of the Development Phase.

5.0      COST AND TIME ESTIMATE


         The following is an outline of the Research Phase in calendar weeks:

          -----------------------------------------------------------------------------------------------------------
                     DELIVERABLE              TIME TO DELIVER, WEEKS         START DATE           ESTIMATED COSTS
          -----------------------------------------------------------------------------------------------------------
          Market Research Study                        4-6                 Effective Date            $ 42,000
          -----------------------------------------------------------------------------------------------------------
          Pre-Breadboard Research Results              6-8                 Effective Date            $330,000
          -----------------------------------------------------------------------------------------------------------
          Results from Design Review                    2                  2 months after            $ 50,000
          Session                                                          Effective Date
          -----------------------------------------------------------------------------------------------------------
          System Architecture Design                                       3 months after
          Description                                                      Effective Date
          -----------------------------------------------------------------------------------------------------------
          Results from Research Bread                   10
          Board / Initial Specs
          -----------------------------------------------------------------------------------------------------------
          Results from Advanced Bread                   20
          Boards
          -----------------------------------------------------------------------------------------------------------
          Proof of Concept / Specs for                  4
          Development Phase
          -----------------------------------------------------------------------------------------------------------



         The following staffing is required for the Research Phase:

          --------------------------------------------------------------------------------------------
                   PERSON                USAGE           MAN-WEEKS         RATE/HR          COST
          --------------------------------------------------------------------------------------------
          Program Manager                 0.3               10                   $125          50,000
          --------------------------------------------------------------------------------------------
          Med. Tech.                      1.0               34                   $ 70          95,000
          --------------------------------------------------------------------------------------------
          EE/SW Eng.                      1.0               34                   $125         170,000
          --------------------------------------------------------------------------------------------
          Mechanical Eng.                 2.0               68                   $125         340,000
          --------------------------------------------------------------------------------------------
          Support                         0.5               17                   $ 70          48,000
          --------------------------------------------------------------------------------------------
          TOTAL                           4.8              163                               $703,000
          --------------------------------------------------------------------------------------------

         The following capital equipment is required for all Phases of the product development.

          ----------------------------------------------------------
                    ITEM                                      COST
          ----------------------------------------------------------
          Hematology Instrument                             $40,000
          ----------------------------------------------------------
          Stress Analysis Program                           $10,000
          ----------------------------------------------------------
          Hemodyne Instrument                               $20,000
          ----------------------------------------------------------
          Computer                                          $ 5,000
          ----------------------------------------------------------
          TOTAL                                             $75,000
          ----------------------------------------------------------

         - The estimated material cost for three (3) Advanced Breadboard Systems is $30,000.

         -        The marketing study will cost approximately $42,000.

         - The total cost of the Research Phase is estimated to be $850,000.

5.1      COMPLETE DEVELOPMENT PROGRAM

         The following outlines the program cost and duration in calendar months.

          PHASE                                    COST                        MONTHS
          -----                                    ----                        ------
          RESEARCH PHASE                           $850,000                       9

          DEVELOPMENT PHASE                        TO BE DETERMINED           20 TO 24

          TOOLING                                  TO BE DETERMINED

          TOTAL COST                               TO BE DETERMINED


         The costs for the following are specifically not included in the above estimates:

         1. Any costs associated with marketing the product, including the development of a marketing and sales/distribution plan.

         2. Any costs for the actual manufacturing of the system or disposables during the Product Development Phase.

         3. Any costs incurred during Clinical Evaluations conducted by GMP outside of Nova Biomedical.

6.0      FLOWCHART OF THROMBOFLEX DEVELOPMENT PROCESS

THROMBOFLEX DEVELOPMENT PROCESS

                                    [CHART]

                                    EXHIBIT B

                       NOVA STATEMENT OF RATES (PER HOUR*)

NOVA Support Service                                          Rate
                                                           ($/hour)
                                                           --------

Program Director                                             $190
Program Manager                                              $115
Senior Scientist/Engineer                                    $115
Scientist/Engineer                                           $100
Technician                                                   $ 70
Drafting                                                     $ 40
Manufacturing Engineering                                    $125
Human Resources                                       $100 plus agency fee
Business Development                                         $150
Finance                                                      $125
Materials/Purchasing                      10% material overhead rate on all purchases
Information Systems                                          $125
Facilities/Construction                                      $ 60
Administrative Support                                       $ 40

* Plus expenses and materials

                                    EXHIBIT C

                                PAYMENT SCHEDULE

The following summary is the payment schedule for the development of the Thromboflex System, due at the beginning of the month specified.

MONTH                                      PAYMENT DUE
-----                                      -----------

RESEARCH PHASE
1 (Effective Date)                          $ 283,333
4                                           $ 283,333
7                                           $ 283,333
                SUB TOTAL                   $ 850,000

DEVELOPMENT PHASE                         TO BE DETERMINED

PRODUCTION PHASE                          TO BE DETERMINED

TOTAL PROGRAM PLAN AMOUNT                 TO BE DETERMINED

RESEARCH PHASE             $ 850,000

DEVELOPMENT PHASE          TO BE DETERMINED

TOOLING                    TO BE DETERMINED

TOTAL                      TO BE DETERMINED

                                    EXHIBIT D

         FORM OF NON-DISCLOSURE AND ASSIGNMENT OF TECHNICAL INFORMATION
                  AGREEMENT FOR NOVA EMPLOYEES/SUBCONTRACTORS

In consideration of, and as a condition of the undersigned working on the development of the products which are the subject of that certain AGREEMENT FOR THE DEVELOPMENT OF THE THROMBOFLEX SYSTEM for GMP|Thromboflex, Inc. (the "NOVA Agreement") between GMP|Thromboflex, Inc., a Delaware corporation (the "Company") and NOVA Biomedical Corporation ("NOVA"), the undersigned agrees as follows:

1. Purpose of Agreement. The undersigned understands that it is critical for Company to preserve and protect its "Confidential Information" (as defined in Section 6 below), all rights in "Technical Information" (as defined in Section 2 below) and in all related intellectual property rights, and the exclusive rights of Company to own and use the information and other intellectual property rights created in the course of performing the activities under the NOVA Agreement. Accordingly, the undersigned is entering into this Confidentiality Agreement (this "Agreement") as a condition of working for NOVA.

2. Disclosure of Technical Information. The undersigned will promptly disclose in confidence to Company directly or through NOVA, all technology, inventions, discoveries, information, performance, costs, sales and other data, databases, schematics, designs, files, formulas, specifications, processes, methods, test data, reports, know-how, compositions and materials, mask works and trade secrets (collectively "Technical Information") that are made, conceived or first reduced to practice or created, either alone or jointly with others, during the period the undersigned is providing services for Nova or the Company, whether or not such Technical Information is patentable, copyrightable or protectible as a trade secret.

3. Work for Hire; Assignment of Technical Information. The undersigned acknowledges and agrees that any copyrightable works prepared by the undersigned within the scope of the activities conducted under the NOVA Agreement are "works for hire" under the Copyright Act and that Company will be considered the author and owner of such copyrightable works. The undersigned further agrees that Company will own all Technical Information is made, conceived or first reduced to practice or created, either alone or jointly with others, during the period the undersigned is providing services for Nova or Company, whether or not such Technical Information is patentable, copyrightable or protectible as a trade secret, and shall assign all such Technical Information to Company.

4. Assignment of Other Rights. In addition to the foregoing assignment of Technical Information to Company, the undersigned hereby irrevocably transfers and assigns to Company any and all "Moral Rights" (as defined below) that the undersigned may have in or with respect to any Technical Information. The undersigned also hereby forever waives and agrees never to assert any and all Moral Rights it may have in or with respect to any Technical Information, even after termination of the NOVA Agreement. "Moral Rights" mean any rights to claim authorship of Technical Information, to object to or prevent the modification of any Technical Information, or to withdraw from circulation or control the publication or distribution of any Technical Information, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right".

5. Assistance. The undersigned agrees to assist Company in every proper way to obtain for Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for Company's Technical Information in any and all countries. Such obligations of the undersigned under this paragraph will continue beyond the termination of this Agreement provided that Company will compensate the undersigned at a reasonable rate after such termination for time or expenses actually spent by the undersigned at Company's request on such assistance.

6. Confidential Information. The undersigned hereby acknowledges and agrees that any information of a confidential or secret nature that may be disclosed to the undersigned by Company and any information developed by the undersigned in the course of, or arising out of the performance of the undersigned's obligations in connection with the NOVA Agreement shall belong to Company ("Confidential Information"). Such Confidential Information includes, but is not limited to, specifications, processing plans, facility plans, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists and other Technical Information.

7. Confidentiality. At all times, both during the term of the NOVA Agreement and after its termination, the undersigned will keep and hold all such Confidential Information in strict confidence and trust. The undersigned will not use or disclose any Confidential Information without the prior written consent of Company, except as may be necessary to perform its obligations under the NOVA Agreement. Upon termination of work under the NOVA Agreement, the undersigned will promptly deliver to Company all documents and materials of any nature pertaining to the work done for Company. The undersigned agrees not to remove from the control of Company any documents or materials or copies thereof containing any Confidential Information.

8. Freedom to Use. The undersigned acknowledges and agrees that he or she has no interests in, or rights to use, any of the Confidential Information, Technical Information, or other intellectual property belonging to Company and that Company has the right to make or have made, use, sell or have sold, and import any product or services utilizing all or any of the Confidential Information, Technical Information or other intellectual property rights without any obligation to, or participation by, the undersigned.

9. Injunctive Relief. In the event of a breach or threatened breach of this Agreement by the undersigned, the undersigned acknowledges that Company will suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

10. Hiring of Employees. For a period of one year following the last day that the undersigned performs any work related to the Nova Agreement, the undersigned agrees not to solicit any of Company's employees to work for third parties without the prior written agreement of Company, even if the request for hiring is initiated by the employee.

11. Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of Massachusetts, without giving effect to that body of laws pertaining to conflict of laws. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for the undersigned or Company is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then this Agreement will not be enforceable against such affected party and both parties agree to renegotiate such provision(s) in good faith.

12. Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement.

13. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the undersigned with respect to the subject matter of this Agreement, and supersedes all prior understandings and agreements, whether oral or written, with respect to the specific subject matter hereof.

14. Amendment and Waiver. This Agreement may be amended only by a written agreement executed by the undersigned and agreed to by Company. Any amendment effected in accordance with this Section will be binding upon Company and the undersigned and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

15. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the undersigned, will be binding upon and inure to the benefit of his/or her successors, assigns, heirs, executors, administrators and legal representatives. Company may assign any of its rights and obligations afforded under this Agreement.

16. Further Assurances. The undersigned agrees to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement, as the same may be requested by Nova or Company.

17. Beneficiaries of the Agreement. The undersigned acknowledges and agrees that Nova and Company are each beneficiaries of this Agreement and may enforce the obligations of the undersigned hereunder.

AGREED AND ACCEPTED.


-------------------------------------

-------------------------------------
 PRINT NAME

-------------------------------------
 DATE

                   EXHIBIT E - FORM OF MANUFACTURING AGREEMENT

                             Manufacturing Agreement

                                       For

                                   THROMBOFLEX


                                 By and Between

                           Nova Biomedical Corporation

                                       AND

                              GMP|Thromboflex, Inc.

                                     [DATE]

                   GMP/NOVA BIOMEDICAL MANUFACTURING AGREEMENT
                                 FOR THROMBOFLEX

                                TABLE OF CONTENTS

                                                              PAGE
INTRODUCTION                                                    3
TERM                                                            3
ROLES AND RESPONSIBILITIES                                      3
PRODUCT                                                         3
SECTION 1/PRODUCT DESIGN                                        3
SECTION 2/COVENANTS                                             3
SECTION 3/DISTRIBUTION/WAREHOUSING                              5
SECTION 4/PRODUCTION ENGINEERING COSTS                          5
SECTION 5/PRICING/VOLUME                                        6
SECTION 6/COST OF REWORK OR SCRAP                               8
SECTION 7/MANUFACTURING ENGINEERING                             8
SECTION 8/PRODUCT CHANGES                                       8
SECTION 9/WARRANTY                                              9
SECTION 10/NOTICE                                              10
SECTION 11/GOVERNING LAW; ARBITRATION                          10
SECTION 12/LIABILITY/INSURANCE                                 11
SECTION 13/TERMINATION                                         11
SECTION 14/TERMS OF PAYMENT                                    12
SECTION 15/INDEMNIFICATIONS                                    12
SECTION 16/PRODUCT RECALL                                      14
SECTION 17/DISCLOSURE OF INFORMATION                           14
SECTION 18/COMPLIANCE WITH LAW                                 15
SECTION 19/MISCELLANEOUS                                       15

                      GMP|THROMBOFLEX, INC./NOVA BIOMEDICAL
                             MANUFACTURING AGREEMENT
                                 FOR THROMBOFLEX

INTRODUCTION:

THIS MANUFACTURING AGREEMENT is effective this ___ day of _____, 200_ ("Effective Date") between NOVA Biomedical Corporation, a Massachusetts corporation with offices at 200 Prospect Street, Waltham, Massachusetts ("NOVA"), and GMP|Thromboflex, Inc., a Delaware corporation with offices at One East Broward Boulevard, Suite 1701, Ft. Lauderdale, FL 33301 ("GMP" and together with NOVA collectively referred to as the "parties").

TERM:

Unless terminated earlier as provided in Section 13, this Manufacturing Agreement shall have an initial term ("Initial Term") which will run from the Effective Date until four (4) years after the date ("Commencement of Production") which is the later of: (i) the date NOVA has received the first purchase order for production units; and (ii) the date the documentation to build the units has been released for production by GMP. Subject to the termination provisions of Section 13, the Initial Term shall be automatically renewed, without further notice or action by either party, for additional and successive terms of one year each ("Renewal Terms" and together with the Initial Term collectively referred to as the "Term") unless either party gives written notice to the other of the intention not to renew not less than 180 days prior to the end of the Initial Term or any Renewal Term, as the case may be.

ROLES AND RESPONSIBILITIES:

PRODUCT:

The product (the "Product") is a point of care thrombo-visco elastogram system, known as "______________", having the design specifications set forth in Attachment 1; which Product has been developed under that certain AGREEMENT FOR THE DEVELOPMENT OF THE THROMBOFLEX SYSTEM, dated June 8, 2000, by and between the parties (the "Development Agreement"). GMP owns all rights to the Product.

SECTION 1/PRODUCT DESIGN

GMP is responsible for the Product design and performance and will provide NOVA with design documentation and specifications, which design and specifications have been developed under the Development Agreement. GMP will be responsible for obtaining all United States Food and Drug Administration ("FDA") and other agency approvals, as needed, to market the Product.

SECTION 2/COVENANTS

COVENANTS AND DUTIES OF GMP

Except as otherwise provided in this Agreement, GMP will purchase all of its production requirements for the Product from NOVA during the Term. In the event that an order for Products is rejected as provided below, or NOVA fails to timely deliver Products meeting the applicable specifications, GMP shall thereafter have the right to manufacture, or have manufactured from a second source, Products and NOVA agrees to cooperate with GMP in facilitating such production by providing the necessary engineering drawings, specifications and other information related to the manufacture of the Product. Once the Nova problem is resolved, Nova will return to 100% production of the products. NOVA shall perform such services at its own expense.

GMP shall render prompt technical support to NOVA on a continuing basis when reasonably requested by NOVA.

GMP agrees to provide to NOVA on a timely basis all engineering change notices with respect to the Product.

COVENANTS AND DUTIES OF NOVA

NOVA shall manufacture and sell to GMP all Products which GMP shall order by delivery of purchase orders to NOVA at least 90 days prior to the requested delivery date; provided, however, that in the event NOVA is unable to meet the terms of the GMP purchase order, it shall notify GMP within five (5) business days after receipt of the order with proposed order modifications. If GMP does not expressly agree in writing to such proposed order modifications, such order shall be deemed rejected. The terms of this Agreement shall otherwise govern. Except for any order modifications agreed to by GMP, in writing, all terms and conditions in this Agreement shall prevail over the terms and conditions contained in any purchase order.

To shorten lead-times from the 90-day time period, NOVA will inventory long lead-time items at GMP's expense if so requested by GMP.

NOVA understands and agrees that it is providing manufacturing services hereunder as a customer-transparent contractor of GMP under GMP's name. NOVA's name shall not appear on the Products or any documentation, except that NOVA's name may appear on serial number labels, so long as such labels are not visible to GMP's customers, and in documents relating to obtaining regulatory approval of the Product. Nothing in this Agreement shall be deemed to grant NOVA any right to use GMP's name for any purpose other than as expressly provided herein.

NOVA shall at all times use commercially reasonable efforts, skill, and experience to manufacture all Products in strict conformity with all applicable Product specifications and all applicable U.S. and European Union laws and regulations. NOVA shall not make any change in or deviate in any way from such specifications except pursuant to an Engineering Change Order ("ECO") approved as provided in Section 8 of this Agreement.

NOVA shall manufacture Products in its plant in Waltham, Massachusetts, unless GMP authorizes NOVA in writing to manufacture Products in another plant location.

Products shall be packaged and labeled in accordance with GMP's requirements and specifications.

NOVA shall report to GMP, as soon as possible, all delays related to the manufacture and/or shipping of Products to GMP. GMP shall have the right to cancel (without penalty) any order for any untimely-shipped Product.

NOVA represents and warrants to GMP that: (1) NOVA has the right to enter into this Agreement; (2) all necessary actions, corporate and otherwise, have been taken to authorize NOVA's execution and delivery of this Agreement and the same is the valid and binding obligation of NOVA; (3) all licenses, consents and approvals necessary for NOVA to carry out all of the transactions contemplated in this Agreement have been obtained by NOVA; (4) NOVA has the experience and technical capacity to fulfill its obligations under this Agreement; (5) NOVA has and shall pass to GMP good title to the Products free and clear of all liens and encumbrances; (6) no claim or action is pending or threatened against NOVA or, to NOVA's knowledge, against any supplier of NOVA that could adversely affect the ability of NOVA to produce the Products or the right of GMP or any customer of GMP to use the Products for their intended use; and (7) the rates, margins and overheads charged to GMP under this Agreement and the terms and conditions associated with the Product are and, during the Term, shall be no less favorable to GMP than the terms and conditions offered to any other customer of NOVA.

SECTION 3/DISTRIBUTION/WAREHOUSING

The Products shall be sold by NOVA to GMP at the prices indicated in Attachment 2, FOB, Waltham, Massachusetts. NOVA shall ship the Products via mutually agreed carriers to GMP or to GMP's customers as directed by GMP, with the cost of such freight and insurance paid by GMP.

GMP shall be responsible for payment of all export and import duties, local sales taxes and similar charges with respect to the Products.

Title and ownership and risk of loss to the Products shall pass to GMP FOB NOVA's facility in Waltham, Massachusetts or on receipt of a written request from GMP to hold completed and invoiced goods at NOVA for future shipment, provided (i) NOVA uses commercially reasonable storage methods; and (ii) GMP reimburses NOVA for any reasonable storage costs incurred by NOVA.

SECTION 4/PRODUCTION ENGINEERING COSTS

Prior to Commencement of Production, NOVA will complete all tasks related to implementing production such as building the Product structure, developing the Device Master Record ("DMR"), creating assembly procedures and testing approaches, designing and fabricating test fixtures and assembly jigs, and generating the documentation package from a 3D data base.

Certain non-recoverable engineering may be required by GMP, which involves the development of injection molding tool specifications and design or product design to enhance the manufacturing of the product. GMP will pay for this non-recoverable engineering work. These non-recoverable engineering charges shall be billed to GMP at a labor rate of $100 per hour for engineers and $85 per hour for technicians, plus material and NOVA's current and auditable material overhead costs. Non-recoverable engineering charges will be noted in Attachment 2 and will not be reflected in the per unit charge.

Following Commencement of Production, NOVA will provide to GMP all manufacturing engineering, drafting and documentation required to manufacture the Product and to conform to FDA and ISO 9000 regulations. NOVA shall maintain its documentation in compliance with GMP's and FDA's specifications.

The NOVA price to GMP indicated in Attachment 2 includes the costs of all manufacturing engineering necessary to implement production subsequent to Commencement of Production and, except as noted in Section 3, all packaging and handling charges.

GMP will reimburse NOVA for all capital equipment/tooling costs needed to implement production (e.g., molds, computers, automatic test equipment) or at its discretion provide the capital equipment/tooling to NOVA. GMP shall be the sole owner of all such equipment and tooling. The estimate for the total costs reimbursable by GMP under this Section 4 will be set forth in Attachment 2.

GMP shall have the right to use all of the information created by NOVA as described in this Section 4 for use in connection with the Product, improvements and enhancements thereon and the manufacture of the same.

SECTION 5/PRICING/VOLUME

The Pricing Schedule for different volumes shall be set forth in Attachment 2. NOVA will develop the price based on actual material costs using this Pricing Schedule and will provide GMP with a costed copy of the Bill of Materials and direct labor times and costs used to calculate price if so requested by GMP. NOVA will sell the Products to GMP at a price, which depends on forecasted annual volume as set forth in Attachment 2. The formula utilizes NOVA standards for labor and material plus material and labor overhead rates and margins, which rates, margins and overheads are calculated to recover the costs and expenses of NOVA associated with the work performed by NOVA for GMP, are calculated annually, and are subject to audit by GMP or its representatives. The rates, margins and overhead rates used to determine the price of the Products to be charged to GMP shall be no less favorable to GMP than the rates, margins and overhead rates charged any other customer of NOVA for similar unit volume. The transfer price to GMP will fluctuate based on actual material and labor cost. The labor rates may be adjusted on an annual basis.

Prior to Commencement of Production, GMP will provide NOVA with a twelve (12) month rolling forecast estimating the number of Products, according to GMP's market projections, that GMP anticipates it will purchase from NOVA (the "Rolling Forecast"). GMP will thereafter update the Rolling Forecast every three
(3) months on a rolling basis. NOVA will use this forecast to procure materials and plan capacity.

GMP will also provide NOVA with a forecast confirmation 90 days in advance of the first day of the month in which a build is to take place, for delivery availability by the first day of the following month. Subject to GMP's right to reject non-conforming Products which are subject to Nova warranty obligations under Section 9 herein, GMP agrees to accept all Products based on the 90 days forecast. Orders within this 90 days window are not subject to change.

NOVA may place orders with its suppliers based on these annual forecasts in order to achieve the best price for GMP, however, GMP shall not be liable for inventory of parts, work-in-process, or any excess inventory reasonably based on forecasts beyond the 90 day forecast number. NOVA will provide data to document the basis of price changes if requested by GMP.

A cost reduction program will be established which will define the estimated reduction in cost resulting from changes in production techniques, changes to the Bill of Materials, or changes to the Product specifications. Savings will result in a price reduction equivalent to the costs saved. In the event savings are realized by joint NOVA/GMP investment in capital equipment, the savings will be negotiated and shared based on the contribution by either party.

At least three (3) months prior to the end of (i) the one year anniversary of the Commencement of Production and (ii) each subsequent anniversary, both parties may negotiate regarding the rates, margins, overhead rates, and labor rates for the following year or such rates may continue at the existing schedule.

The parties agree to review each change to the specifications of the Product and determine if such change directly affects material or labor costs. If such change impacts these costs, the price of the Product shall be adjusted accordingly.

Prior to the implementation of any Product change both parties will agree on who is responsible for costs arising out of failures due to the Product change, but NOVA agrees that it shall be responsible for costs and expenses associated with its breach of Product warranties.

GMP shall have the right to audit or cause its representatives to audit the books and records of NOVA from time to time to determine if the pricing, rates, margins, and overheard rates and other terms and conditions for the Products is consistent with the representations and warranties and agreements of the parties with respect to the same. Such audits shall be at the expense of GMP unless it is determined that there are material differences ((5%) or more), in which case NOVA shall reimburse GMP for the reasonable costs and expenses incurred in connection with that audit.

SECTION 6/COST OF REWORK OR SCRAP

NOVA will absorb all costs related to scrap or rework resulting from manufacturing errors or defects. GMP will be charged all costs related to rework and scrapping of inventory as a result of design changes initiated by GMP (other than as a result of the breach of warranties by NOVA) or to scrapping Product which is within design specifications but found to be unacceptable by GMP.

SECTION 7/MANUFACTURING/ENGINEERING

Following the Commencement of Production, NOVA will provide manufacturing engineering services which are required: (i) to ensure that the Product conforms with NOVA's and industry quality standards; and (ii) to support continuing cost and reliability improvements. NOVA shall manufacture the Product in accordance with the FDA Quality Systems Regulation ("QSR") and ISO 9000 guidelines. NOVA shall also provide GMP with documentation necessary to establish and maintain the Product's compliance with FDA QSR and other FDA regulations.

SECTION 8/PRODUCT CHANGES

NOVA shall maintain the DMR in compliance with QSR requirements and shall make the DMR accessible to GMP on request. All changes to the DMR will be controlled by NOVA's ECO procedures and GMP will be on the required approval list.

GMP and NOVA anticipate that during the Term, modifications to the Product design will occur. NOVA will make no design changes without written authorization by GMP.

GMP may from time to time request NOVA to incorporate an engineering change into a Product. Within seven (7) business days of receipt of such request, NOVA will inform GMP in writing of the earliest possible implementation date for the proposed engineering change, of any increase or decrease in the price of the Product as a result of such change, and of any effect on production scheduling or QA test coverage. If GMP elects to proceed with the change, NOVA will prepare an ECO for approval. NOVA shall be required to accept and implement all reasonable engineering changes to the Product.

In support of its ongoing efforts to improve efficiency and reduce the costs of manufacturing Products, NOVA may from time to time suggest that an engineering change be made to a Product by delivering an "Engineering Change Proposal" to GMP. Each Engineering Change Proposal shall be in writing and shall include a description of the proposed change, a description of any improvements in the Product or cost reductions which will result from the change, and the effect of the change, if any, on production scheduling or quality assurance testing. Each Engineering Change Proposal shall provide detail sufficient to permit GMP to evaluate the desirability of such change. GMP agrees to consider each Engineering Change Proposal it receives from NOVA, but reserves the right to accept or reject each such Proposal in its sole discretion.

In the event either GMP or NOVA identifies an engineering change that must be implemented for reasons of safety (a "Safety Change"), the parties agree to cooperate so as to effect such Safety Change as soon as possible after discovery. Once such a Safety Change is discovered, the parties agree that no affected Product shall be manufactured or shipped until such Safety Change has been implemented, notwithstanding any delay in scheduled ship dates. The parties further agree to cooperate in the implementation of such Safety Change on Product shipped prior to discovery of the hazard. In this regard, NOVA agrees to manufacture a field change kit or to implement factory retrofitting, as appropriate. GMP and NOVA shall agree on a case by case basis on appropriate charges for the implementation of a Safety Change prior to implementation, provided that NOVA agrees that it shall be responsible for costs and expenses incurred as a result of its breach of a Product warranty provided by NOVA.

GMP and NOVA agree to review each change and determine if the change directly impacts material or labor costs. If such a change is due to modification of the design (other than as a result of faulty design) and impacts cost, the price of the units will be adjusted.

SECTION 9/WARRANTY

NOVA represents and warrants, for a period of one (1) year from the date of shipment to GMP, that all Products supplied in connection with this Agreement
(i) shall be new and unused; (ii) shall conform to the Product specifications and documentation; (iii) shall be free from defects in design, material and workmanship; and (iv) shall be manufactured and provided by NOVA in accordance and conformity with good manufacturing practices and in compliance with all applicable federal, state or municipal statutes, laws, rules and regulations, including those relating to the environment, food or drugs and occupational health and safety. This warranty shall not apply if a Product's non-conformity to the relevant Product specifications and documentation is due to (i) modifications or changes made by GMP or any third party not approved by NOVA;
(ii) the combination of such Product with other products; or (iii) the use of such Product in a manner for which it was not designed nor intended. Without limiting the foregoing, NOVA represents and warrants that it shall comply with all present and future statutes, laws, ordinances and regulations relating to the manufacture, assembly and supply of the Products being provided hereunder, including, without limitation, those enforced by the FDA (including compliance with FDA QSR). In the event that any Product does not conform as aforesaid, GMP's sole and exclusive remedy for such defective Product shall be the repair or replacement (at NOVA's option) of such nonconforming Product within a reasonable period of time. All costs of repair or replacement of nonconforming Product during the warranty period shall be borne by NOVA. Any repairs to Products made by NOVA at GMP's cost to correct or repair out-of-warranty Products shall be charged and billed to GMP at a labor rate of $125 per hour for engineers and $70 per hour for technicians, plus material and NOVA's current and auditable material overhead costs during the Initial Term and at NOVA's then-current labor rates during any Renewal Terms.

EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NOVA DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE PRODUCT INCLUDING, WITHOUT LIMITATION, ANY WARRANT OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOSS OF THE OTHER PARTY OF DATA, PROFITS OR USE OF THE PRODUCTS, OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE OR PERFORMANCE OF THE PRODUCT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

All Products shall be subjected to quality control inspection and final release by NOVA in accordance and conformance with NOVA's quality control standards and system and FDA QSR. NOVA's quality control standards shall be sufficient to ensure that all Products conform to GMP's Product specifications. At GMP's request, NOVA shall provide a copy of its standards to GMP and shall in all respects adhere to such standards. NOVA shall permit GMP to review periodically NOVA's production and quality control procedures and records and to inspect NOVA's facilities at reasonable times with a representative of NOVA present in order to assure satisfaction of the requirements of this Agreement.

SECTION 10/NOTICE

All notices and demands required or permitted to be given or made pursuant to this Agreement shall be in writing and shall be effective when personally given or made or when placed in an envelope and deposited in the United States mail postage prepaid, addressed as follows:

IF TO GMP:                                IF TO NOVA:
Michael Salem, MD                         Jeffrey A. DuBois, Ph.D.
Executive Vice President                  Vice President - Business Development
GMP|Companies, Inc.                       NOVA Biomedical Corporation
One East Broward Boulevard, Suite 1701    200 Prospect Street
Ft. Lauderdale, Fl 33301                  Waltham, MA 02254

or to such other address as to which either party may notify the other.

SECTION 11/GOVERNING LAW; ARBITRATION

This Agreement shall be governed by, and construed and enforced in accordance with, and any arbitration hereunder shall apply, the laws of the Commonwealth of

Massachusetts, without regard to its principles of conflict of laws. If any dispute, difference or question shall arise at any time after the Effective Date between the parties in respect of or in connection with this Agreement, then, the dispute, difference or questions shall be finally settled by arbitration to be conducted in Boston, Massachusetts, under the commercial arbitration in English under the rules of the American Arbitration Association by an arbitrator appointed in accordance with such rules. The arbitration award shall be based on and accompanied by a written opinion. Judgment upon the reward rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding anything contained in this Section to the contrary, each party shall have the right to institute judicial proceedings against the other party or anyone acting by, through or under such other party, in order to enforce the instituting party's rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief. In the event of such arbitration the parties agree to continue to perform under the terms of this Agreement pending the outcome of the arbitration.

SECTION 12/LIABILITY INSURANCE

NOVA will obtain and keep in force during the Term, comprehensive liability insurance covering each occurrence of bodily injury (including death) and property damage in the amount not less that $______________________combined in a single limit including:

1.       Product and completed operations liability.
2.       Blanket contractual liability.
3.       Blanket broad form property damage.

SECTION 13/TERMINATION

Either party may terminate this Agreement by written notice to the other party following the occurrence of any of the following events:

(a) if the other party ceases doing business as a going concern, becomes insolvent, or makes an assignment for the benefit of creditors; or
(b) if the other party files a petition for reorganization or bankruptcy under the United States Bankruptcy Code or any other similar law of any other jurisdiction, or if any petition for reorganization or bankruptcy under such Code or under any other similar law of any other jurisdiction is filed against the other party and is not dismissed or vacated within 30 days thereafter; or
(c) if the other party is in breach of any material terms or provisions of this Agreement and has failed to cure such breach within 30 days after receipt of written notice thereof from the party alleging the breach. A material breach includes, without limitation, the failure of NOVA to timely deliver Products meeting the Specifications, time being of the essence.

GMP may terminate this Agreement if it decides to cease the marketing and sale of the Product by giving NOVA at least 180 days notice. In the alternative, GMP may elect to move the exclusive manufacturing rights for the Product to a third party or in-house by giving NOVA written notice of such election at least 120 days prior to the effective date and, if applicable, paying NOVA a termination fee equal to
(i) the projected profit on the projected number of units of the Product which the parties agree NOVA would have produced over the remaining portion of the Initial Term (assuming no breach of this Agreement) or (ii) if the parties cannot agree on the projected number of units, the projected profit on the actual number of units of the Product produced by the third party or in-house over the remaining portion of the Initial Term and payable monthly in arrears.

NOVA agrees to cooperate in the orderly transition of the manufacturing rights following the termination or expiration of this Agreement, including, without limitation, the transfer of intellectual property as provided in Section 4.

Upon any termination or expiration of this Agreement, NOVA will sell and transfer to GMP, free and clear of all liens and encumbrances, all of NOVA's inventory and work-in-process of Products and all of NOVA's capital equipment relating to the manufacture of the Product. The purchase price for such inventory, work-in-process and capital equipment shall be NOVA's cost including manufacturing overhead or, in the case of the capital equipment, the net book value.

In the case of any termination or expiration of this Agreement by either party, it is expressly agreed that no termination indemnity or payment of any kind shall be due from one party to the other hereunder for loss of goodwill or profit expectations or otherwise.

SECTION 14/TERMS OF PAYMENT

GMP shall pay NOVA for the full amount of each invoice within 30 days of the invoice date. Payment shall not constitute acceptance of non-conforming Products. Payment shall be made in United States Dollars.

SECTION 15/INDEMNIFICATIONS

a) GMP hereby agrees to indemnify, defend and hold harmless NOVA, its affiliates, directors, officers, employees and agents, from and against all claims, liabilities, losses or expenses (including reasonable attorney's fees) ("Losses") arising out of or in connection with GMP's use, commercialization, marketing, distribution or sale of any Product, including, but not limited to, any actual or alleged injury, damage, death or other consequence occurring to any person as a result, directly or indirectly, of the possession or use of any Product, whether claimed by reason of breach of warranty, negligence, product defect or otherwise, and regardless of the form in which any such claim is made. Notwithstanding the foregoing, the foregoing indemnity shall not apply to the extent that any such Losses are due to (1) the failure of a Product manufactured by NOVA to meet the warranty provided in Section 9 above (without regard to the one year limitation) or (2) the gross negligence or willful misconduct of NOVA or its affiliates, directors, officers, employees and agents.

b) NOVA hereby agrees to indemnify, defend and hold harmless GMP, its affiliates, directors, officers employees and agents, from and against all Losses arising out of or in connection with the failure of a Product manufactured by NOVA to meet the warranty provided in Section 9 (without regard to the one-year limitation), including, but not limited to, any actual or alleged injury, damage, death or other consequence occurring to any person as a result, directly or indirectly, of such failure, regardless of the form in which any such claim is made. Notwithstanding the foregoing, the foregoing indemnity shall not apply to the extent that any such Losses are due to the gross negligence or willful misconduct of GMP or its affiliates, directors, officers, employees and agents.

c) GMP hereby agrees to indemnify, defend and hold harmless NOVA, its affiliates, directors, officers, employees and agents, from and against all Losses arising out of, or in connection with, any claim by a third party that the manufacture, use, or sale of a Product infringes any intellectual property right claimed by such third party, except to the extent NOVA indemnifies GMP under Subsection (d) of this Section 15. Indemnification and defense shall proceed as provided under Section 15(f).

d) NOVA hereby agrees to indemnify, defend and hold harmless GMP, its affiliates, directors, officers, employees and agents, from and against all Losses arising out of or in connection with, any claim by a third party that the manufacture of a Product infringes any intellectual property right claimed by such third party and relating to use of NOVA technology in the manufacturing processes in order to manufacture such Product. Indemnification and defense shall proceed as provided under Section 15(f).

e) In the event that either party becomes aware of the possible infringement or other misuse by a third party of intellectual property rights of GMP or NOVA incorporated into the Products, such party will promptly notify the other party. If such infringement or misuse is related to the Products, the owner of the right infringed or misused shall promptly act to terminate the infringement or misuse. For purposes of clarification, GMP shall be the owner with respect to GMP technology and NOVA shall be the owner with respect to NOVA technology.

f) If either GMP or NOVA becomes aware of an infringement allegation which might give rise to a right or obligation of indemnification and defense under Section 15 (c) or Section 15 (d), or becomes aware of possible infringement or misuse of intellectual property rights which might give rise to a right or obligation under Section 15 (e), such party shall promptly notify the other. The party in the role of indemnitor shall control, bear the full expense of, and retain all proceeds of, the defense against or settlement of such allegation, unless the indemnified party subsequently agrees otherwise. The indemnitee shall cooperate in such action if reasonably requested by the indemnitor. In no event shall the indemnitor settle or otherwise terminate any allegation, or allow any infringement or misuse to be terminated, in a manner which might abrogate any obligations, rights or licenses between GMP and NOVA granted or which might be granted under this Agreement. Any settlement of any such claims that imposes any liability or limitation on the indemnified party shall not be entered into without the prior written consent of the indemnified party. The indemnitee may, in its own discretion, be represented in the defense or settlement of any such allegation by counsel of its own choosing at its sole expense.

g) In the event a claim is based partially on an indemnified claim described in Sections 15(a), (b), (c) or (d) above and partially on a non-indemnified claim, or is based partially on a claim indemnified by GMP pursuant to Section 15(a) or 15(c) above and partially on a claim indemnified by NOVA pursuant to Section 15(b) or (d) above, any payments and reasonable attorney fees incurred in connection with such claims are to be apportioned between the parties in accordance with the degree of cause attributable to each party.

SECTION 16/PRODUCT RECALL

In the event that GMP or NOVA recalls or takes any corrective action with respect to any of the Products, sold or distributed by GMP because the Products are believed to violate any provision of applicable law, NOVA shall bear all costs and expenses of any recall or corrective action related to matters covered by NOVA's warranty including, without limitation, expenses or obligations to third parties, the cost of notifying customers and costs associated with the shipment of recalled Product from customers to GMP or NOVA. Similarly, GMP shall bear all costs and expenses of any recall related to the incorporation of GMP technology into the Products.

Both parties shall maintain complete and accurate records, for such periods as may be required by applicable law, of all the Products manufactured or sold by it. The parties will cooperate fully with each other in effecting any recall of, or corrective action with respect to, the Products, including communications with any purchasers or users.

SECTION 17/DISCLOSURE OF INFORMATION

Since each party to this Agreement has executed a non-disclosure agreement (dated March 29, 2000) and will continue to have access to confidential information of the other relating, for example, to manufacture of products, marketing strategies, sales information, product plans, and the like, each party agrees to hold in confidence, all information concerning and related to the Products and their manufacture disclosed to the other through the Term and for a period of five (5) years after termination of this Agreement, except as provided below. Each party further agrees, for the same duration, to take all reasonable steps to ensure that such information does not pass negligently, or otherwise, into the hands of those unauthorized by the disclosure to receive it and that such information is not used for any purposes other than those set out in this Agreement, even if said Agreement is terminated by either party. Each party will only use confidential information of the other party for the purpose of fulfilling its respective obligations under this Agreement or as otherwise permitted under this Agreement.

This obligation of confidentiality and nonuse shall not apply to information which:

a)       was known to the receiving party at the time of such disclosure;
b) was in the public domain at the time of disclosure or thereafter enters into the public domain through no fault of the receiving party;
c) becomes known to the receiving party from a source not under obligation of confidentiality to the disclosing party or is independently developed by a person(s) employed by or for the receiving party and having no knowledge of the confidential information; or
d) is disclosed by the receiving party as required by law, court order or government regulation, after giving the disclosing party written notice of such disclosure and after providing the disclosing party with reasonable assistance in its efforts to prevent or limit such disclosure.

For purposes of this Section 17, information developed by NOVA arising out of or in connection with this Agreement shall be deemed to be confidential information belonging to GMP or Nova as provided by this Agreement or the Development Agreement, and subject to the use and disclosure restrictions set forth in the first paragraph of this Section.

Each party shall be liable for the disclosure or use of non-confidential information only to the extent provided by applicable patent or copyright laws.

All obligations of confidentiality and nondisclosure set forth in this Agreement shall survive the termination or expiration of this Agreement.

SECTION 18/COMPLIANCE WITH LAW

NOVA represents that it is, and will remain, in compliance with all applicable federal, state and local laws, regulations and orders. NOVA agrees to execute on request by GMP and to remain in compliance with the terms of GMP's contractor certification which requires compliance with certain laws, regulations and executive orders.

SECTION 19/MISCELLANEOUS:

STATUS OF PARTIES: The relationship of the parties under this Agreement shall be and at all times remain one of independent contractors. Neither party is an employee, agent or legal representative of the other party or shall have any authority to assume or create obligations on the other party's behalf.

BINDING EFFECT; ASSIGNMENT: This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. NOVA reserves the right to assign this Agreement to one of its affiliates or a purchaser of all or substantially all of its assets. GMP reserves the right to assign this Agreement in connection with its assignment of interests in the technology licensed to GMP by Dr. Jose Venegas.

ENTIRE AGREEMENT: This Agreement and the referenced confidential disclosure agreement (Section 17) constitute the entire agreement between NOVA and GMP relating to the subject matter hereof and shall not be amended, altered, or changed except by a written agreement signed by the parties hereto.

WAIVERS: No delay or omission on the part of either party to this Agreement in requiring performance by the other party hereunder, or in exercising any right hereunder, shall operate as a waiver of any provision hereof or of any right or rights hereunder, and the waiver or omission or delay in requiring performance or exercising any right hereunder on one occasion shall not be construed as a bar to or waiver of such performance or right, or of any right or remedy under this Agreement, on any future occasion.

FORCE MAJEURE: NOVA shall not be liable, in any respect, for failure to ship, for any supplier's failure to ship or for delays in transportation nor GMP for failure to receive Products where such failure or delay shall have been due, wholly or in part, to the elements, acts of God, acts of civil or military authority, fires, floods, epidemics, quarantine restrictions, war, riots, accidents to machinery, or any other like or different events beyond the control of the party whose performance is interfered with. In any such case, prompt written notice shall be given by the affected party to the other of the existence of such cause and of readiness to resume performance. It is understood that neither party shall be required to settle a labor dispute against its will. Notwithstanding the foregoing, if any such delay continues for a period in excess of three (3) months, the other party shall have the immediate right to terminate this Agreement, without liability to either party.

INVENTIONS: NOVA shall promptly disclose to GMP all data, materials, information, enhancement, developments, and improvements ("Inventions") relating to the Products generated or produced by NOVA or any of its employees or agents in connection with or as a result of manufacturing the Products (except as is provided in the final sentence of this paragraph). Title to all Inventions shall be in GMP (except as is provided in the final sentence of this paragraph). NOVA hereby assigns and agrees to assign to GMP the entire right, title and interest in each such Invention, agrees to obtain an assignment thereof from each employee or agent involved, and agrees to furnish and execute all such documents and provide such further assistance (at GMP's expense) as GMP may reasonably require in order to perfect and maintain GMP's rights in Invention.

Notwithstanding anything contained in this Agreement to the contrary, title to all data, materials, information, enhancements, developments, and improvements relating to the manufacturing process for the Products not developed for GMP under this Agreement or the Development Agreement shall be in NOVA. GMP shall have the worldwide, non-exclusive, royalty free, perpetual right to use all such NOVA intellectual property in connection with the manufacture and testing of the Products and improvements and enhancements thereon. Upon the expiration or termination of this Agreement and the payment of any sums due NOVA, NOVA shall cooperate with, and assist in, the orderly and efficient transfer of the manufacturing process for the Product. GMP agrees to reimburse NOVA for time and material costs incurred in connection with such activities at the then current rates.

INDEPENDENT CONTRACTOR:

         (a) GMP, its employees and agents, are not and shall not act or purport to act as employees, agents, or representatives of NOVA, but they are, and shall act as, independent contractors, maintaining full responsibility and complete control over all of their employees and operations. GMP shall have no authority to represent or bind NOVA in any way.

         (b) NOVA, its employees and agents, are not and shall not act or purport to act as employees, agents, or representatives of GMP, but they are, and shall act as, independent contractors, maintaining full responsibility and complete control over all of their employees and operations. NOVA shall have no authority to represent or bind GMP in any way.

Nothing contained herein shall be deemed to create a partnership, joint venture, or relationship of principal and agent between the parties hereto or between NOVA and GMP.

SPECIFIC PERFORMANCE: The parties to this Agreement recognize that any breach of their respective obligations under this Agreement could result in irreparable injury to the other party. Each party shall, therefore, be entitled, without restricting such party from other legal and equitable remedies, to injunctive and other equitable relief to prevent or restrain the breach of this Agreement, including, without limitation, the return and delivery of property immediately upon any termination of this Agreement as provided herein.

HIRING OF OTHER PARTY'S EMPLOYEES AND OFFICERS:

         (a) Each party agrees not to hire any of the other party's employees or officers, without the prior and written agreement of the other party, even if the request for hiring is initiated by the staff member her/himself.

         (b) This mutual non-hiring covenant is valid until the first anniversary of the termination or expiration of this Agreement, as the case may be.

IN WITNESS WHEREOF, authorized representatives of the parties have executed this Agreement.

                                     GMP|THROMBOFLEX, INC.


                                     By:
                                         ---------------------------------------
                                         Bart Chernow, M.D.
                                         President and Chief Executive Officer

                                     On this ____ day of  _____, 200_

                                     NOVA BIOMEDICAL CORPORATION


                                     By:
                                         ---------------------------------------
                                         John J. Wallace
                                         Chief Operating Officer

                                     On this _____ day of _________, 200_

                                  ATTACHMENT 1
                               PRODUCT DESCRIPTION

                                TO BE DETERMINED

                                  ATTACHMENT 2
                                    GMP/NOVA
                            NOVA PRICING METHODOLOGY

            VOLUME AND MARGIN TO BE DETERMINED UPON COMPLETION OF THE
                               PRODUCT DEVELOPMENT

PRICING METHOD

NOVA will use the following equation to price Thromboflex for GMP

       STANDARD COST CALCULATION               Price depends on volume:
       --------------------------              ------------------------
EXAMPLE ONLY                                   Units per year    Margin
                                               --------------    ------
         IF Actual Material Cost
Plus
Material overhead rate (Currently 11.5%)                          [Not to
Plus                                                              exceed
Labor cost (hours x $12.75/hr)                                    40% and
Plus                                                             not to be
Labor overhead rate (Currently 325%)                             less than
Equals                                                              20%]
Total Standard Cost =

NOTE: Labor and material overhead rates are updated annually in April and are auditable

EXAMPLE FORMULA

                                                  Example
                                                  --------
                                                  Cost ($)
                                                  --------
         Material Cost (key item)
         Current material overhead ( __%)
         Labor cost ( ___ hours @ $__/hr)
         Current labor overhead ( ___%)
         Standard Cost

         NOTE: Actual cost will fluctuate based on the actual labor and material costs

         Units per year      Margin         Transfer Price if
                                              Materials Cost
                                                is $_____


Note: Example assumes constant materials cost. In higher quantities, the cost of materials should come down.


                                                                              20